Exhibit 99.2

Ideal Power

Third Quarter 2014 Results Conference Call Script

November 11, 2014

4:30 PM ET

Matthew Hayden: Good afternoon everyone. Thank you very much for listening today to Ideal Power’s third quarter and Year-to-Date results. Your hosts are Mr. Dan Brdar, Chairman and CEO, and Mr. Tim Burns, Chief Financial Officer. Dan will provide a business update, including recent commercial orders and product announcements, while Tim will discuss the financial results in detail.

A press release detailing the earnings results crossed the wire at 4 p.m. today and is available on the Company's Web site, www.idealpower.com.

Following Management's prepared comments, we will open the floor to your questions for those dialing in and participants who are joining us via webcast.

Before we begin the formal management presentation, I'd like to remind everyone that some statements made on the call and webcast, including those regarding both future financial results and industry prospects are forward-looking, and may be subject to a number of risks and uncertainties that could cause actual results to differ materially than those described in this conference call. Please refer to the Company's SEC filings for a list of all associated risks. In addition, we also encourage investors to visit the Corporate Web site, www.idealpower.com, for supporting investor and industry information to help you deepen your understanding of the technology and market.

At this time, I'd like to turn the call over to Dan -- the floor is yours.

Daniel Brdar: Thank you, Matt, and thanks everyone for joining us on the call.

For those of you on the call today that are new to Ideal Power we have developed a unique power conversion technology called the Power Packet Switching Architecture which we believe can significantly change the landscape for power conversion. The power conversion markets available to us are large – by some estimates in excess of $50 billion per year. Our technology allows the development of power conversion products that can have higher efficiency, one fifth the size and weight, higher reliability and lower cost than conventional power converters.

Our initial focus is on renewable energy applications and in particular, for the near term, commercial and industrial energy storage applications. Due to rapidly declining battery costs and increasing utility demand charges, energy storage solutions for commercial and industrial customers now represent an economically attractive solution for businesses and building owners to control their utility costs. Our initial product incorporating our PPSA technology is a 30 kW battery converter that is used by system integration companies to provide a storage solution for commercial and industrial customers. Today I am pleased to report to you on our progress in scaling sales of our first product and developing a compelling product family that will further expand our growth opportunities.

In the past I have discussed our initial focus on the commercial energy storage market in California and other states. We decided to target this emerging market segment since we feel it will be one of the most economic markets for energy storage with potential customer financial paybacks of 3 to 5 years. In many cases our initial customers, energy storage system integrators, will provide financing for a zero capital cost model to commercial and industrial building owners with guaranteed savings to the end user. We feel that the favorable economics and performance-based contracts offered by our system integration customers will enable rapid market growth. By working with industry leaders in this market we expect to benefit from this growth.

Our 30kW battery converter is an attractive solution that offers a compelling value proposition for this market. Our product can provide superior efficiency and significantly lower size and weight than conventional power converters. According to independent and publicly available testing, our product efficiency is 96.5% compared to 92.5% from a typical competitor. Two power conversions are required in energy storage, so our product can lower roundtrip efficiency losses by 8 percentage points. This can enhance the return on investment for our customers. By using our product versus a conventional power converter an Ideal Power based-system requires 8 percentage points less electricity when charging and discharging the batteries and can enable a system to get more work out of the system capital invested in batteries.

The product size and weight is also an important factor. Our product weighs less than 100 pounds while conventional products weigh as much as 650 pounds. This significantly reduces shipping and installation costs, as our product can be delivered by UPS ground, and can be mounted on a wall. Competing products require a freight truck for delivery and the use of a forklift to install them on a concrete pad. All of these adds to their installed system cost. Also, in many urban locations, fitting a conventional power converter into an existing building can be challenging due to its size and weight. Our small size and weight allows our units to be readily deployed in almost any building.

Product weight also correlates to manufacturing costs. Since our PPSA technology eliminates 90% of the passive components of a conventional power converter, items such as bulk capacitors and transformers, we are inherently a lower cost design. As order volume increases with our contract manufacturers, this cost advantage will become evident.

Another key factor for our products is their low noise. In many locations such as office and apartment buildings and commercial businesses, storage solutions are being installed in close proximity to where people are working and living. The quiet operation of our products allows their use in locations where using a conventional power converter would disturb the building occupants.

Our focus on commercial and industrial storage is showing results. With today’s announcement of an additional 3MW of orders for our 30kW battery converter, we have received over 7.5MW of orders since early September. This represents over 250 units and is a significant step change in our order flow. While we are only at the beginning of the adoption curve for our technology, we believe the recent increase in orders represents several key signals for Ideal Power and the energy storage market as a whole. First, since the majority of these units are from our previously announced system integration customers in commercial energy storage - Sharp Electronics, Green Charge Networks and Coda Energy it indicates that customers who have been using and evaluating our technology are pleased with its performance and its value proposition. Secondly, it indicates that the education of the commercial and industrial end user customer by our system integration partners is beginning to produce meaningful order flow for their businesses. The long promise of storage to mitigate the problems of intermittent sources of generation such as solar and wind has finally reached the point where it represents an economically attractive solution for the commercial and industrial markets. Today storage solutions are primarily driven by demand charge reductions. However, as the cost of batteries continue to decline other markets such as utility and residential users will also become addressable markets for us. Since our PPSA technology is very scalable, we will be able to introduce highly competitive product offerings for those markets as well.

The units covered by our recent announcements are scheduled for delivery through mid-2015. We anticipate adding additional unit orders from our current and new customers as the market continues to ramp. The units from our recent announcements will primarily be installed in California. California is often a leader in energy and environmental policy and technology adoption. We are now seeing other markets follow their lead as increased demand charges and high time of use charges from utilities are creating opportunities in other parts of the U.S. such as New York, New England and Hawaii and international opportunities as well.

We expect that our products used for commercial and industrial demand charge reduction will provide us with a solid and rapidly growing revenue base in 2015. In the third quarter our leading customers prepared for the high forecasted growth in the commercial storage market, securing orders from end customers and equity and project financing. For example Green Charge Network raised $56 million from K Road, a leading utility scale solar developer, to provide them adequate customer project and equity financing while Sharp launched its SmartStorage business unit in late July.

Our success in capturing the business of the early commercial and industrial market leaders is also drawing others to evaluate Ideal Power’s PPSA technology for their businesses as well. With the economics of energy storage becoming increasingly attractive and third party financing beginning to flow to the market we are being increasingly approached by other potential partners due to our novel technology and compelling value proposition. We anticipate adding other channel partners in the coming months as several successful companies in the renewable energy markets evaluate their own offerings for the increasingly attractive markets being enabled by declining battery costs and novel technologies such as ours.

The other major topic that I wish to discuss is the significant progress in broadening our product family for other vertical markets, but first I would like to turn the floor over to our CFO, Tim Burns, to discuss our financial results. Tim….

Tim Burns:

Thank you, Dan. Total revenue for the third quarter was $438,000, consisting of product revenues of $289,000 and the balance coming from grants. Total cost of revenue was $559,000 which included $166,000 in grant research and development costs. Operating expenses, which includes $664,000 in research and development spending, totaled $1.7 million yielding a net loss of $1.9 million.

Total revenue for the nine months ended September 30 was $1.3 million with $842,000 from product sales and $448,000 coming from grants. Total cost of revenue was $1.6 million which included $498,000 in grant research and development costs. Total operating expenses were $4.6 million including $1.6 million in research and development costs. The net loss was $4.9 million for the first nine months of the year, consistent with our expectations.

At September 30, 2014 our balance sheet had $9.7 million in cash and cash equivalents and no debt. We have a federal NOL which will shield us from income taxes when we become profitable.

At September 30, 2014, we had 7 million shares of common stock outstanding and just under 10 million shares on a fully diluted basis which includes approximately 1.6 million warrants and 1.3 million options outstanding.

I will now turn it back over to Dan. Dan?

Dan Brdar: We discussed our initial vertical market in commercial and industrial storage and how we are winning in this high growth emerging market. We are leveraging our early success in standalone storage applications to capture other adjacent vertical markets.

Our technology allows us to use a standard hardware design to support multiple applications. You can think of it as a software-defined power converter platform that can address multiple vertical markets. This flexibility allows our products to be used in a wide variety of applications. It also allows us to scale our product offerings relatively quickly since our technology platform is very flexible. Two trends that we see in the market drove our two most recent product introductions.

First, a macro driver we see in the renewable energy markets is what we feel is the inevitable convergence of solar and storage. As the penetration of solar continues it creates a variety of problems for the utility grid due to its intermittent nature. As more and more solar is deployed the grid itself can become unstable since our electric utility systems were never designed to have any significant amount of intermittent generation. Coupling storage with solar solves the problems of intermittency and grid instability while also mitigating the demand charges for users. Today solutions that put storage and solar together have been cumbersome and expensive. In response to the coming convergence of solar and storage we introduced our award winning 30 kW hybrid converter which puts the functionality of a solar inverter and a battery converter into one compact, cost effective, efficient unit. It is our view that the conventional solar inverter will become obsolete in an increasing number of locations where it will be required to install solar and storage together.

Secondly, our 30 kW product serves as an excellent modular building block that enables our customers to address a wide range of project sizes. As commercial and industrial customers have become increasingly aware of and comfortable with storage to address their demand charge issues, we have seen projects growing larger in size. Based on the market feedback we received we felt it was time to leverage our existing 30 kW development efforts and introduce our 125 kW family of products. The 125 kW hybrid and battery converter products not only allow us to provide an even more cost effective answer for large commercial and industrial installations but it also gives us a building block to capture opportunities being developed for small utility scale storage projects. Our 125 kW family of products offer similar efficiency, size and weight advantages as our 30 kW unit. Using multiple 125 kW units provides an attractive building block for MW scale applications – particularly for the increasingly popular shipping container based solutions being developed by several companies looking to provide industrial and utility scale storage solutions. We already announced the sale of our first 125 kW unit was to our long term customer Coda Energy. We will be announcing additional sales of the larger unit in the coming months since initial market feedback would indicate it will be a successful addition to our product offerings. The product was part of our booth at Solar Power International and generated great interest by both potential end users and a new set of potential customers and channel partners who are focused on larger industrial and utility applications. We will be making announcements in coming months about new relationships that are the result of our larger product offering.

The wide variety of generator, storage and loads required by the industry are served today by different products, from different vendors, with different control systems. We believe the industry urgently needs a building block set of power converter solutions that will allow system integrators to easily configure and install integrated systems that combine these systems with greater value, lower cost and improved reliability.

Another vertical market we see being enabled by both our technology and the declining cost of batteries are microgrids for islands, defense installations, hospitals, and locations served by diesel fuel for power generation.

In third quarter we announced our first strategic partnership and customer agreement in hybrid systems. EnerDel, jointly announced with us, that they are developing a new generation of Mobile Hybrid Power Systems by integrating our 30kW hybrid converter with their lithium-ion batteries, control systems and a conventional diesel generator. This system is expected reduce diesel fuel consumption for remote off-grid applications by over 70 percent. Their mobile platform can also incorporate solar into the mix of batteries and engines and provide improved power quality and greater reliability. EnerDel plans to sell a family of trailer and skid mounted solutions worldwide with our hybrid converter. Their skid mounted micro-grid solution will be available for sale later this year and we anticipate micro-grid applications contributing meaningfully to our 2015 revenue.

We estimate that there are 1 billion people globally without access to a power grid and another 1 billion dependent on expensive diesel generators for electricity, so a large market exists for providing superior off-grid solutions integrating storage, solar and diesel generators. For many applications we believe these systems can have a two year financial payback by dramatically reducing the amount of diesel fuel used for power generation.

The market for commercial solar and energy storage and the market for off grid microgrids using solar and energy storage are both at an early stage, but are forecasted to roughly double annually for the next several years, creating a new power converter market of almost a billion dollars by 2018. We believe our announced products are significantly better for these applications than those from any other company, and we are well positioned to benefit from these growing markets.

Lastly I want to mention that we are continuing to invest in the development of our next generation bi-directional power switches. This effort started with support and funding from the U.S. Department of Energy’s ARPA-e program, and continues to make good technical progress. The first switches are now in fabrication and once they are evaluated by our technical team we will make our first prototypes using the new switch design. Our performance expectations for the technology have been confirmed by third party simulations and we remain excited about the potential of this next generation of our technology. The bi-directional switch development is expected to have significant impact on our already unique products. As a result of the bi-directional switch development, the efficiency of our products is anticipated to increase to 98% or greater. The effect of this improvement would enable us to potentially double the power density of our power converter designs. For example, the box that today makes 30 kW could produce close to 60 kW in roughly the same size and weight device. Obviously this would have a significant impact on our unit costs. We will be making announcements in the coming months to update you on our progress and to highlight key accomplishments in our development efforts.

Before we open the call up to questions I wanted to cover a couple other items. This quarter we made a new addition to our team by adding Ryan O’Keefe as Sr. VP of Business Development. Ryan is an industry veteran who has held senior positions at start-ups and Fortune 100 companies alike in the energy storage and renewable energy industry. These include companies such as General Electric and NextEra Energy. As evidenced by our recent order announcements, he has hit the ground running and we look forward to his continued contribution to our sales and partner development efforts.

Also, during the past 3 months I have attended investor meetings in NYC, California and Las Vegas at the SPI conference. We frequently host visitors to our new Austin facility located 10 minutes from the airport and we will participate in the Ideas Conference in Dallas which is held on November 19-20. If you have an interest in arranging an in person meeting or scheduling a call or visit to our facilities please contact Matt Hayden from MZ Group.

At this time I would like to open up the call for questions, operator?

Dan – closing remarks to thanks participants for joining.